 EXHIBIT 15.1

China Natural Resources Secures Mine Exploration Permit Extension To 2026; Presence of Copper Could Lead to Asset Revaluation

HONG KONG, March 14, 2022 – China Natural Resources, Inc. (NASDAQ: CHNR) (the “Company”) announced today that it has secured an extension of its exploration permit for the Moruogu Tong mine in Inner Mongolia. Apart from lead and silver, there is the prospect that further surveying and exploration may indicate the presence of other ores such as copper, which the Company believes could lead to a revaluation of its exploration rights. Given the increased scarcity of valuable minerals, the Company plans to increase its capital expenditures to fund exploration and pre-mining programs in 2022.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “The global surge in raw materials costs has put an even greater urgency on exploration opportunities and a higher valuation on assets like our Moruogu Tong mine. This has been compounded by import restrictions, which are further increasing the value of such assets. Given the substantial global pressure and ever increasing demand, we intend to increase capital expenditures in 2022 to fund exploration and pre-mining programs. We hope to accelerate discovery, development and production as fast as possible to both help in the shortage and to better monetize our asset for shareholders.”

Mr. Wong Wah On Edward, continued, “The bottom line is we do not see the global supply shortage or pricing pressures easing any time soon. We expect the situation will become more severe as effects ripple across key manufacturing markets, impacting end market inventory and pricing. Even before the recent global conflict, commodity prices were volatile. Many steel mills are running very low on raw materials, automotive production has slowed in some markets and many other industries are expected to be impacted through 2022 due to the limited availability and higher prices of lead, silver, lithium and other precious minerals. As part of our exploration efforts, we also plan to assess the viability of the economic extraction of copper over the coming year based on the close proximity of a large copper mine currently under exploration near our mine. Although there can be no assurance that the Company will be able to extract any minerals found in the Moruogu Tong mine in an economically viable manner, if this proves to be another positive finding, it would add yet another value layer onto our Moruogu Tong mine.”

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver, copper and other nonferrous metal, has recently entered the wastewater treatment industry, and is actively exploring further business opportunities in the healthcare sector, natural resources sector and other sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the impact of rising commodity prices; the level of demand for lead, silver, lithium, copper and other precious minerals; the potential presence of minerals in the Moruogu Tong mine; and the ability of the Company to extract any minerals found in the Moruogu Tong mine in an economically viable manner. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for an acquisition or other strategic transaction; possible downturns in the sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to metal price volatility; uncertainties related to the Company’s ability to acquire a mining permit for the Moruogu Tong mine; uncertainties regarding the ability to profitably extract minerals from the Moruogu Tong mine, as well as the nature of any such minerals; uncertainties regarding the successful integration, costs, revenues and profitability associated with the Company’s recently acquired wastewater treatment business; uncertainties related to the Company’s ability to fund operations and planned capital expenditures; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; uncertainties relating to geopolitical turmoil or conflict; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801

CHNR@GlobalIRPartners.com